Exhibit 99.1

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC. 3250 Van Ness Avenue San Francisco, CA 94109	Sharon L. McCollam Executive Vice President, CFO (415) 616-8775

Stephen C. Nelson Director, Investor Relations (415) 616-8754

Christy M. Chanslor Investor Relations (415) 616-8332

FOR IMMEDIATE RELEASE

Williams-Sonoma, Inc. Reports First Quarter 2004 Results
Net Revenues Up 19.4% — Diluted EPS Up 63.6%

San Francisco, CA, May 25, 2004 — Williams-Sonoma, Inc. (NYSE: WSM) today announced operating results for the first quarter ended May 2, 2004. Net revenues for the first quarter of fiscal year 2004 increased 19.4% over the first quarter of fiscal year 2003 to $640.9 million. Diluted earnings per share for the first quarter of fiscal year 2004 increased 63.6% to $0.18, $0.02 above the high end of the guidance provided by the Company on March 18, 2004.

Ed Mueller, Chief Executive Officer, commented, “We are extremely pleased to deliver to our shareholders another consecutive quarter of strong financial performance. While continuing to invest in our long-term growth initiatives — including our emerging brands — we delivered the highest first quarter pre-tax operating margin and diluted earnings per share in our history. A strong merchandise assortment — enhanced by a renewed focus on core home furnishings in Pottery Barn — higher order fulfillment rates in both our retail and direct-to-customer businesses, and continuing benefits from successful supply chain and overhead cost reduction initiatives drove these strong results.”

Mr. Mueller continued, “As we look forward to the second quarter and balance of the year, we are excited about the opportunities that lie ahead. In the second quarter, we will open a 781,000 square foot furniture distribution center in Cranbury, New Jersey to support our rapidly expanding furniture businesses, which now represent approximately 25% of total Company sales. We believe this facility will enable us to improve service levels to our East Coast customers and reduce furniture delivery costs. In the third quarter, we plan to launch our newest catalog, Williams-Sonoma Home, which will offer a full home furnishings assortment to the premium lifestyle customer. In the fourth quarter, we plan to expand the multi-channel reach of the Hold Everything brand by launching our first Hold Everything e-commerce website. While the strength of our brands — and our proven track record in driving our business in difficult economic times — provide us with a high level of confidence in our ability to execute against these initiatives and deliver the earnings guidance that we are providing to our shareholders today, we remain conservative in our economic outlook for 2004, and are cautious about consumer sentiment.”

Howard Lester, Chairman, commented, “I am extremely proud of this company-wide effort. Our first quarter results once again demonstrate our ability to drive top-line sales growth and invest in long-term infrastructure initiatives, while at the same time consistently delivering on the financial and operational commitments that we have set for ourselves. As I have said before, I believe that this consistency in execution is a distinct competitive advantage that will benefit us throughout 2004 and beyond as we continue rolling out our emerging brands.”

❑	FIRST QUARTER 2004 — RESULTS FOR THE 13 WEEKS ENDED MAY 2, 2004

Net earnings for the 13 weeks ended May 2, 2004 were $21.4 million or $0.18 per diluted share versus $13.4 million or $0.11 per diluted share for the 13 weeks ended May 4, 2003.

Net revenues, including shipping fees, increased 19.4% to $640.9 million in the first quarter of fiscal year 2004 versus $536.8 million in the first quarter of fiscal year 2003.

Retail net sales increased 15.3% to $349.4 million in the first quarter of fiscal year 2004 versus $303.1 million in the first quarter of fiscal year 2003. This increase was primarily driven by a year-over-year increase in retail leased square footage of 10.9%, including 33 net new stores, and a comparable store sales increase of 6.8%. Net sales generated in the Pottery Barn, Pottery Barn Kids, and Williams-Sonoma brands were the primary contributors to the year-over-year sales increase, partially offset by lower sales in the Hold Everything brand due to the year-over-year decrease in Hold Everything retail stores. First quarter year-over-year comparable store sales by retail concept are shown in the table below.

First Quarter Comparable Store Sales* by Retail Concept

	13-Weeks Ended
Retail Concept	5/2/04	5/4/03
Williams-Sonoma	3.6%	5.4%
Pottery Barn	10.2%	<4.4%>
Pottery Barn Kids	1.0%	<9.7%>
Hold Everything	6.5%	<7.5%>
Outlets	12.5%	10.7%
Total	6.8%	<0.8%>

*	Comparable stores are defined as those stores in which gross square footage did not change by more than 20% in the previous 12 months and which have been open for at least 12 consecutive months without closure for seven or more consecutive days. Percentages represent changes in comparable store sales versus the same period in the prior year.

Direct-to-customer net sales (including catalog and Internet) in the first quarter of fiscal year 2004 increased 24.2% to $246.6 million versus $198.6 million in the first quarter of fiscal year 2003. This increase was primarily driven by net sales generated in the Pottery Barn, Pottery Barn Kids, and West Elm brands, in addition to incremental sales from our newest brand, PBteen. All of the brands in the direct-to-customer channel delivered positive growth during the quarter except Chambers, which is being downsized in preparation for the launch of Williams-Sonoma Home in the third quarter. Internet sales in the first quarter of fiscal year 2004 increased $35.3 million, or 58.6%, to $95.6 million compared to the first quarter of fiscal year 2003.

Gross margin expressed as a percentage of net revenues increased 20 basis points to 38.3% in the first quarter of fiscal year 2004 from 38.1% in the first quarter of fiscal year 2003. This increase as a percentage of net revenues was primarily driven by a rate reduction in occupancy and freight-to-store expenses in addition to an increase in the net shipping margin. The rate reduction in occupancy and freight-to-store expenses resulted from a greater percentage of total Company net revenues in the first quarter of fiscal year 2004 being generated by the direct-to-customer channel, which does not incur store occupancy or freight-to-store expenses. These favorable contributors to the increased gross margin rate were partially offset by a year-over-year increase in the cost of liquidating damaged merchandise that was returned from customers.

Selling, general and administrative expenses were $210.6 million or 32.9% of net revenues in the first quarter of fiscal year 2004 versus $182.8 million or 34.1% of net revenues in the first quarter of fiscal year 2003. This 120 basis point decrease as a percentage of net revenues was primarily driven by a rate reduction in employment and catalog advertising expenses, partially offset by a rate increase in other general and administrative expenses. The employment rate decrease was primarily driven by year-over-year leverage in corporate employment and store labor expenses, in addition to a year-over-year reduction in employee benefit costs. The advertising rate reduction was primarily driven by a greater percentage of total Company net revenues in the first quarter of 2004 being generated in the e-commerce channel, which incurs advertising expense at a lower rate than the Company average. The other general and administrative expenses rate increase was primarily driven by a year-over-year increase in corporate travel and consulting costs to support our supply chain, information technology, and product development initiatives, in addition to costs associated with the termination of a service provider agreement.

w	SECOND QUARTER 2004 FINANCIAL GUIDANCE

• Net Revenues

❑	Net revenues are projected to be in the range of $669.0 million to $685.0 million, versus previous guidance of $658.0 million to $674.0 million. This represents a projected increase in net revenues in the range of 15.3% to 18.0% versus $580.4 million in the second quarter of fiscal year 2003.

❑	Retail net sales are projected to be in the range of $365.0 million to $374.0 million, unchanged from previous guidance. This represents a projected increase in retail net sales in the range of 8.9% to 11.5% versus $335.3 million in the second quarter of fiscal year 2003.

❑	Comparable store sales growth is projected to be in the range of 1.0% to 3.0%, unchanged from previous guidance. This compares to comparable store sales growth in the second quarter of fiscal year 2003 of 6.5%.

❑	Leased and selling square footage are both projected to increase approximately 12.0%, versus previous guidance of 11.0% to 12.0%. This compares to leased and selling square footage growth in the second quarter of fiscal year 2003 of 11.8% and 11.0%, respectively.

❑	Direct-to-customer net sales are projected to be in the range of $257.0 million to $262.0 million, versus previous guidance of $248.0 million to $253.0 million. This represents a projected increase in direct-to-customer net sales in the range of 24.6% to 27.0% versus $206.3 million in the second quarter of fiscal year 2003.

❑	Shipping fees are projected to be in the range of $47.0 million to $49.0 million, versus previous guidance of $45.0 million to $47.0 million. This represents a projected increase in shipping fees in the range of 21.1% to 26.3% versus $38.8 million in the second quarter of fiscal year 2003.

• Gross Margin

❑	Gross margin as a percentage of net revenues in the second quarter of fiscal year 2004 is projected to be in the range of 37.4% to 37.7%, versus previous guidance in the range of 37.7% to 38.0%. Gross margin as a percentage of net revenues in the second quarter of fiscal year 2003 was 37.1%. This represents a projected increase in the gross margin rate in the range of 30 to 60 basis points.

The gross margin projection for the second quarter of fiscal year 2004 includes projected shipping fees in the range of $47.0 million to $49.0 million and projected shipping costs in the range of $38.0 million to $40.0 million. This compares to shipping fees of $38.8 million and shipping costs of $30.1 million in the second quarter of fiscal year 2003. Previous second quarter guidance for shipping fees was in the range of $45.0 million to $47.0 million. Previous second quarter guidance for shipping costs was in the range of $34.0 million to $36.0 million.

•	Selling, General and Administrative Expenses (SG&A)

❑	SG&A expenses as a percentage of net revenues in the second quarter of fiscal year 2004 are projected to be in the range of 31.9% to 32.2%, versus previous guidance in the range of 32.1% to 32.4%. SG&A expenses as a percentage of net revenues in the second quarter of fiscal year 2003 were 32.1%. This represents a 20 basis point decrease in the SG&A rate at the low end of the guidance range and a 10 basis point increase at the high end of the guidance range.

•	Interest <Income> Expense — Net

❑	Interest <income> expense — net in the second quarter of fiscal year 2004 is projected to be interest expense in the range of $0.3 million to $0.4 million, unchanged from previous guidance. This compares to interest income in the second quarter of fiscal year 2003 of $0.1 million.

•	Income Taxes

❑	The income tax rate in the second quarter of fiscal year 2004 is projected to be 38.3% versus 38.5% in the second quarter of fiscal year 2003, unchanged from previous guidance.

•	Diluted Earnings Per Share

❑	Diluted earnings per share for the second quarter of fiscal year 2004 is projected to be in the range of $0.18 to $0.20 per diluted share, unchanged from previous guidance, versus $0.15 in the second quarter of fiscal year 2003. This represents a projected increase in diluted earnings per share in the range of 20.0% to 33.3%.

•	Merchandise Inventories

❑	Merchandise inventories at the end of the second quarter of fiscal year 2004 are projected to be in the range of $453.0 million to $471.0 million, unchanged from previous guidance. This represents a projected increase in merchandise inventories in the range of 20.2% to 25.0%, versus $376.9 million at the end of the second quarter of fiscal year 2003.

•	Depreciation and Amortization

❑	Depreciation and amortization expense in the second quarter of fiscal year 2004 is projected to be approximately $28.0 million, versus previous guidance in the range of $27.0 million to $28.0 million. This compares to depreciation and amortization expense of $25.4 million in the second quarter of fiscal year 2003.

•	Amortization of Deferred Lease Incentives

❑	Amortization of deferred lease incentives in the second quarter of fiscal year 2004 is projected to be approximately $5.0 million versus $4.7 million in the second quarter of fiscal year 2003, unchanged from previous guidance.

s	FISCAL YEAR 2004 FINANCIAL GUIDANCE

•	Net Revenues

❑	Net revenues are projected to be in the range of $3.126 billion to $3.186 billion, versus previous guidance of $3.101 billion to $3.173 billion. This represents a projected increase in net revenues in the range of 13.5% to 15.7% versus $2.754 billion in fiscal year 2003.

❑	Retail net sales are projected to be in the range of $1.791 billion to $1.824 billion, versus previous guidance of $1.782 billion to $1.821 billion. This represents a projected increase in retail net sales growth in the range of 10.9% to 12.9% versus $1.615 billion in fiscal year 2003.

❑	Comparable store sales growth is projected to be in the range of 2.5% to 4.0%, versus previous guidance in the range of 2.0% to 4.0%. This compares to comparable store sales growth in fiscal year 2003 of 4.0%.

❑	Leased and selling square footage are both projected to increase in the range of 9.0% to 10.0%, versus previous guidance of 8.0% to 9.0%. This compares to leased and selling square footage growth in fiscal year 2003 of 11.8% and 11.4%, respectively.

Store Opening and Closing Guidance by Retail Concept

	Q4	Q1			Q2			Q3 and Q4			FY
	2003	2004			2004			2004			2004
	Actual	Actual			Guidance			Guidance			Guidance
Concept	Total	Open	Close	End	Open	Close	End	Open	Close	End	Open	Close
Williams-Sonoma	237	5	<1>	241	7	<6>	242	15	<6>	251	27	<13> *
Pottery Barn	174	2	<1>	175	3	<2>	176	10	<4>	182	15	<7> *
Pottery Barn Kids	78	3	0	81	1	0	82	5	0	87	9	0
Hold Everything	8	0	0	8	0	<1>	7	1	<2>	6	1	<3>
West Elm	1	0	0	1	0	0	1	2	0	3	2	0
Outlets	14	0	0	14	1	<1>	14	2	<1>	15	3	<2> *
Total	512	10	<2>	520	12	<10>	522	35	<13>	544	57	<25>

*	Fiscal year 2004 total store opening and closing numbers for Williams-Sonoma, Pottery Barn, and Outlets include 11 stores, 4 stores, and 2 stores, respectively, for temporary closures due to remodeling. In Williams-Sonoma, there are also 2 additional stores in the opening numbers that were temporarily closed due to remodeling in fiscal year 2003 and reopened in the first quarter of 2004. Remodeled stores are defined as those stores temporarily closed and subsequently reopened during the year due to square footage expansion, store modification, or relocation. Consistent with our definition of comparable stores, remodeled stores are removed from the comparable store base upon closure if the gross square footage changes by more than 20% or if the store is closed for seven or more consecutive days.

❑	Direct-to-customer net sales are projected to be in the range of $1.133 billion to $1.153 billion, versus previous guidance of $1.122 billion to $1.146 billion. This represents a projected increase in direct-to-customer net sales growth in the range of 17.2% to 19.3% versus $966.4 million in fiscal year 2003.

❑	Catalog circulation is projected to increase in the range of 11% to 13%, versus previous guidance of 10% to 12%. This compares to an increase of 17.4% in catalog circulation during fiscal year 2003.

❑	Shipping fees are projected to be in the range of $202.0 million to $209.0 million, versus previous guidance of $197.0 million to $206.0 million. This represents a projected increase in shipping fees in the range of 16.7% to 20.7% versus $173.1 million in fiscal year 2003.

Quarterly Net Revenues Guidance by Operating Segment
(All Amounts in Millions, Except Percentages)

	Q1 2004	Q2 2004	Q3 2004	Q4 2004	FY 2004
	Actual	Guidance	Guidance	Guidance	Guidance
Net Retail Sales	$349	$365 - $374	$386 - $395	$691 - $706	$1,791 - $1,824
Net Direct-to-Customer Sales	$247	$257 - $262	$276 - $281	$353 - $363	$1,133 - $1,153
Shipping Fees	$45	$47 - $49	$47 - $49	$63 - $66	$202 - $209
Total Net Revenues	$641	$669 - $685	$709 - $725	$1,107 - $1,135	$3,126 - $3,186
Comparable Store Sales	6.8%	1.0% - 3.0%	2.0% - 4.0%	2.0% - 4.0%	2.5% - 4.0%

•	Gross Margin

❑	Gross margin as a percentage of net revenues in fiscal year 2004 is projected to be in the range of 40.3% to 40.6%, versus previous guidance of 40.5% to 40.8%. Gross margin as a percentage of net revenues in fiscal year 2003 was 40.3%. This represents no change in the gross margin rate at the low end of the guidance range and a projected increase in the gross margin rate of 30 basis points at the high end of the guidance range.

The gross margin projection for fiscal year 2004 includes projected shipping fees in the range of $202 million to $209 million and projected shipping costs in the range of $164 million to $170 million. This compares to shipping fees of $173.1 million and shipping costs of $143.2 million in fiscal year 2003. Previous fiscal year guidance for shipping fees was in the range of $197.0 million to $206.0 million. Previous fiscal year guidance for shipping costs was in the range of $157.0 million to $165.0 million.

•	Selling, General and Administrative Expenses (SG&A)

❑	SG&A expenses as a percentage of net revenues in fiscal year 2004 are projected to be in the range of 30.7% to 30.9% of fiscal year 2004 net revenues, versus previous guidance of 30.9% to 31.1%. SG&A expenses as a percentage of net revenues in fiscal year 2003 were 31.1%. This represents a projected decrease in the expense rate of 20 to 40 basis points.

•	Interest <Income> Expense — Net

❑	Interest <income> expense — net for fiscal year 2004 is projected to be interest expense in the range of $0.7 million to $1.0 million, versus previous guidance of $0.8 million to $1.2 million. This compares to interest income in fiscal year 2003 of $0.9 million.

•	Income Taxes

❑	The income tax rate for fiscal year 2004 is projected to be 38.3% versus 38.5% in fiscal year 2003, unchanged from previous guidance.

•	Diluted Earnings Per Share

❑	Diluted earnings per share for fiscal year 2004 is projected to be in the range of $1.53 to $1.57 per share, versus previous guidance in the range of $1.52 to $1.56 per share. This represents a projected increase in diluted earnings per share in the range of 15.9% to 18.9% versus $1.32 in fiscal year 2003. Quarterly diluted earnings per share projections are shown in the table below.

Quarterly Diluted Earnings Per Share Projections

	Fiscal	Fiscal	Year-Over-Year
	2004	2003	%
Quarter	Guidance*	Actual	Increase
1st Quarter	$0.18	$0.11	63.6%
2nd Quarter	$0.18 to $0.20	$0.15	20.0% to 33.3%
3rd Quarter	$0.21 to $0.23	$0.20	5.0% to 15.0%
4th Quarter	$0.95 to $0.99	$0.85	11.8% to 16.5%
Fiscal Year	$1.53 to $1.57	$1.32	15.9% to 18.9%

*	Quarterly diluted earnings per share amounts will vary within the ranges above. Therefore, the respective high and low estimates for the quarters should not be added together to derive an estimate for the fiscal year.

•	Merchandise Inventories

❑	Merchandise inventories at the end of fiscal year 2004 are projected to be in the range of $465.0 million to $485.0 million, unchanged from previous guidance. This represents a projected increase in the range of 15.1% to 20.0%, versus $404.1 million at the end of fiscal year 2003.

•	Capital Spending

❑	Fiscal year 2004 capital spending is projected to be in the range of $180.0 million to $190.0 million, unchanged from previous guidance, versus $212.0 million in fiscal year 2003.

•	Depreciation and Amortization

❑	Depreciation and amortization expense in fiscal year 2004 is projected to be in the range of $112.0 million to $114.0 million, versus previous guidance of $111.0 million to $113.0 million. This compares to depreciation and amortization expense of $99.5 million in fiscal year 2003.

•	Amortization of Deferred Lease Incentives

❑	Amortization of deferred lease incentives in fiscal year 2004 is projected to be in the range of $22.0 million to $23.0 million, versus previous guidance in the range of $21.0 million to $22.0 million. This compares to amortization of deferred lease incentives of $19.5 million in fiscal year 2003.

❑	STOCK REPURCHASE PROGRAM

In January 2003, the Board of Directors authorized a stock repurchase program to acquire up to 4,000,000 shares of our outstanding common stock in the open market. During the fourth quarter of fiscal year 2002, 2,000,000 shares of common stock under the program were repurchased. In the fourth quarter of fiscal year 2003, an additional 1,785,000 shares were repurchased. The final 215,000 shares were repurchased during the first quarter of fiscal year 2004.

As announced in a separate press release this morning, the Board of Directors has authorized a new stock repurchase program to acquire up to an additional 2,500,000 shares of our outstanding common stock. Stock repurchases under this program may be made through open market and privately negotiated transactions at times and in such amounts as management deems appropriate. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions. The stock repurchase program may be limited or terminated at any time without prior notice.

❑	CONFERENCE CALL AND WEBCAST INFORMATION

Williams-Sonoma, Inc. will host a live conference call today, May 25, 2004 at 7:00 A.M. (PT). The call, hosted by Ed Mueller, Chief Executive Officer, and Howard Lester, Chairman, will be open to the general public via a live webcast and can be accessed through the Internet at www.williams-sonomainc.com/webcast. A replay of the webcast will be available at www.williams-sonomainc.com/webcast.

❑	FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include, without limitation, statements related to the opening of our distribution center in New Jersey and its impact on service levels and furniture delivery costs, our expanding furniture business, launch of new catalogs, e-commerce initiatives, our ability to achieve our initiatives and execute consistently, the continued roll-out of emerging brands and the downsizing of the Chambers brand, statements related to the stock repurchase program, and all statements relating to the guidance regarding our projected fiscal year 2004 and second fiscal quarter 2004 revenues, expenses, margins, tax rates, earnings, inventory positions, capital spending, depreciation and amortization, earnings per share and other financial and operating results and metrics.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include, without limitation, our ability to anticipate consumer preferences and buying trends; dependence on timely introduction and customer acceptance of our merchandise; construction and other delays in store openings; competition from companies with concepts or products similar to our concepts and products; timely and effective sourcing of merchandise from our foreign and domestic vendors and delivery of merchandise through our supply chain to our stores and customers; effective inventory management commensurate with customer demand; our ability to anticipate and manage customer returns; successful catalog management, including timing, sizing and merchandising; uncertainties in Internet marketing, infrastructure and regulation; changes in consumer spending based on weather, economic, political, competitive and other conditions beyond our control; multi-channel and multi-brand complexities; our ability to introduce new brands and brand extensions; dependence on external funding sources for operating capital; our ability to control employment, occupancy and other operating costs; our ability to improve and control our systems and processes; general political, economic and market conditions and events, including war, conflict or acts of terrorism; and other risks and uncertainties contained in our public announcements, reports to shareholders and other documents filed with or furnished to the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended February 1, 2004 and all quarterly reports on Form 10-Q for the following fiscal quarters. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

❑	ABOUT WILLIAMS–SONOMA

Williams-Sonoma, Inc. is a nationwide specialty retailer of high quality products for the home. These products, representing seven distinct merchandise strategies – Williams-Sonoma, Pottery Barn, Pottery Barn Kids, PBteen, Hold Everything, West Elm and Chambers – are marketed through 520 stores, eight mail order catalogs and five e-commerce websites.

WILLIAMS-SONOMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(DOLLARS IN THOUSANDS)

	May 2,	February 1,	May 4,
	2004	2004	2003

Assets
Current assets
Cash and cash equivalents	$74,615	$163,910	$54,984
Accounts receivable - net	40,918	31,573	35,623
Merchandise inventories - net	425,568	404,100	372,502
Prepaid catalog expenses	39,095	38,465	33,642
Prepaid expenses	25,734	24,780	23,811
Deferred income taxes	20,521	20,532	16,314
Other assets	4,649	4,529	8,500

Total current assets	631,100	687,889	545,376

Property and equipment - net	774,163	765,030	632,785
Other assets – net	15,878	17,816	8,528

Total assets	$1,421,141	$1,470,735	$1,186,689

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$129,909	$155,888	$123,615
Accrued salaries, benefits, and other	62,632	78,674	54,895
Customer deposits	131,883	116,173	99,307
Income taxes payable	16,051	64,525	10,395
Current portion of long-term debt	9,017	8,988	7,423
Other liabilities	17,463	18,636	17,169

Total current liabilities	366,955	442,884	312,804

Deferred rent and lease incentives	179,650	176,015	162,287
Long-term debt	27,858	28,389	17,641
Deferred income tax liabilities	8,908	8,887	11,348
Other long-term obligations	10,941	9,969	6,711

Total liabilities	594,312	666,144	510,791

Shareholders’ equity	826,829	804,591	675,898

Total liabilities and shareholders’ equity	$1,421,141	$1,470,735	$1,186,689

WILLIAMS-SONOMA, INC.
CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
PERIODS ENDED MAY 2, 2004 AND MAY 4, 2003
(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

FIRST QUARTER

	2004		2003
	(13 Weeks)		(13 Weeks)
		% Of		% Of
	$	Revenues	$	Revenues
Retail sales	$349,429	54.5%	$303,084	56.5%
Retail shipping fees	1,675	0.3	1,455	0.3
Direct-to-customer sales	246,600	38.5	198,620	37.0
Direct-to-customer shipping fees	43,206	6.7	33,681	6.2

Net revenues	640,910	100.0	536,840	100.0

Cost of goods and occupancy expenses	357,880	55.8	302,297	56.3
Shipping costs	37,654	5.9	30,235	5.6

Total cost of goods sold	395,534	61.7	332,532	61.9

Gross margin	245,376	38.3	204,308	38.1
Selling, general and administrative expenses	210,572	32.9	182,843	34.1

Earnings from operations	34,804	5.4	21,465	4.0
Interest (income) expense — net	136	—	(316)	(0.1)

Earnings before income taxes	34,668	5.4	21,781	4.1
Income taxes	13,278	2.1	8,386	1.6

Net earnings	$21,390	3.3%	$13,395	2.5%

Earnings per share:
Basic	$0.18		$0.12
Diluted	$0.18		$0.11
Shares used in calculation of earnings per share:
Basic	115,832		114,689
Diluted	119,155		117,806

						Average Leased Square
	Store Count					Footage Per Store
	February 1,			May 2,	May 4,	May 2,	May 4,
Retail Concept	2004	Openings	Closings	2004	2003	2004	2003

Williams-Sonoma	237	5	(1)	241	237	5,500	5,300
Pottery Barn	174	2	(1)	175	160	11,600	11,600
Pottery Barn Kids	78	3	—	81	63	7,700	7,700
Hold Everything	8	—	—	8	13	4,300	3,800
West Elm	1	—	—	1	—	9,500	—
Outlets	14	—	—	14	14	14,200	13,100

Total	512	10	(2)	520	487	8,100	7,800

					Total Store Square Footage
					February 1,	May 2,	May 4,
					2004	2004	2003
Total store selling square footage (sq. ft.)					2,624,000	2,671,000	2,404,000
Total store leased square footage (sq. ft.)					4,163,000	4,231,000	3,814,000

WILLIAMS-SONOMA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
PERIODS ENDED MAY 2, 2004 AND MAY 4, 2003
(DOLLARS IN THOUSANDS)

	YEAR TO DATE
	2004	2003
	(13 Weeks)	(13 Weeks)
Cash flows from operating activities
Net earnings	$21,390	$13,395
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	26,941	24,274
Net loss on disposal of assets	811	1,005
Amortization of deferred lease incentives	(5,292)	(4,532)
Amortization of deferred stock-based compensation	—	250
Other	335	—
Changes in:
Accounts receivable	(9,364)	(1,297)
Merchandise inventories	(21,643)	(50,928)
Prepaid catalog expenses	(630)	1,521
Prepaid expenses and other assets	427	(8,704)
Accounts payable	(25,970)	(43,111)
Accrued salaries, benefits, customer deposits and other	(470)	(22,422)
Deferred rent and lease incentives	9,060	5,489
Income taxes payable	(44,720)	(46,053)

Net cash used in operating activities	(49,125)	(131,113)

Cash flows from investing activities:
Purchases of property and equipment	(37,542)	(24,380)

Net cash used in investing activities	(37,542)	(24,380)

Cash flows from financing activities:
Repayment of long-term obligations	(502)	(425)
Proceeds from exercise of stock options	4,415	16,480
Repurchase of common stock	(6,840)	—
Credit facility costs	(2)	—

Net cash (used in) provided by financing activities	(2,930)	16,055

Effect of exchange rates on cash and cash equivalents	302	927
Net decrease in cash and cash equivalents	(89,295)	(138,511)
Cash and cash equivalents at beginning of period	163,910	193,495

Cash and cash equivalents at end of period	$74,615	$54,984